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                                                                    EXHIBIT 23.6


The Directors
ZENECA Group PLC
15 Stanhope Gate
LONDON
W1Y 6LN



March 13, 1995
- --------

Dear Sirs:

We consent to the use of our audit report dated 3 March 1994, on the consolidated financial statements of ZENECA Group PLC as of 31 December 1993 and 1992 and for each of the three years in the period then ended, which is included in the 31 December 1993 ZENECA Group PLC Annual Report and Accounts on Form 20-F and incorporated by reference herein, and to the reference to our firm under the heading of "Experts" in the registration statement.

Yours faithfully,


KPMG
Chartered Accountants
Registered Auditors

London, England